EXHIBIT 99.1

News Release

For more information, please contact:

Mary Ward
202-939-1440 (Washington office)
908-582-7658 (office)
908-565-1716 (cell)
maryward@lucent.com

Bill Price
908-582-4820 (office)
800-759-8888, pin 2584777
williamprice@lucent.com

LUCENT TECHNOLOGIES REACHES TENTATIVE NATIONAL AGREEMENT WITH THE CWA AND IBEW

New contract includes wage increases and changes in retiree healthcare benefits

FOR IMMEDIATE RELEASE: Tuesday, November 9, 2004

     MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU), the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW) have reached a tentative national agreement on a seven-year, seven-month contract that offers a 16.28 percent increase in wages compounded over the life of the agreement and a solution to the challenges surrounding the funding of healthcare benefits for formerly represented retirees.

     In addition, the agreement creates opportunities for the company to compete more effectively for installation work in the United States and provides job security provisions for its current installation team.

     The tentative agreement will be submitted for ratification by the 3,000 CWA members and the 250 IBEW members within the next five weeks. Assuming it is ratified, it will be effective Nov. 1, 2004 and will expire on May 26, 2012.

     “Our goal was to reach a contract that recognizes the contributions of our represented employees and retirees and supports the company’s ability to continue to compete in this challenging market, and we achieved that goal with this agreement,” said Ralph Craviso, Lucent Technologies vice president, Workforce Effectiveness.

     “Difficult choices needed to be made to ensure the future of this business, and clearly the most difficult was healthcare costs for formerly represented retirees,” he continued. “The unions and the company labored hard to develop a solution that will enable Lucent to continue to provide this important benefit to our retirees while capping Lucent’s funding obligations for the future costs of this benefit.”

     Some of the key points of the tentative agreement include:

     Healthcare Solution For Formerly Represented Retirees: Lucent will continue to subsidize a significant portion of the cost of post-retirement healthcare benefits, but the agreement provides the company with a capped level of retiree healthcare costs. This capped level is expected to be approximately $450 million in fiscal 2005, and it is expected to decrease over time. Costs above this capped level will be passed along to retirees in the form of premiums and plan design changes.

     The funding will come from an existing healthcare trust fund, which is expected to be depleted by fiscal 2007, and thereafter from the potential transfer of surplus pension assets and/or operating cash. The unions and the company will jointly seek legislative amendments to the tax laws that will allow more flexibility in transferring funds from the company’s substantially over-funded pension fund for represented employees and retirees to cover these retiree health care obligations. Applying current actuarial assumptions and assuming success in receiving legislative relief, the company currently estimates that a majority of the future cash flow requirements for represented retiree healthcare could be addressed through pension asset transfers.

     The company agreed to establish a new $400 million trust to be funded over eight years and managed jointly by the company and the two unions. It will be used to partially mitigate the cost impact of premiums or other plan design changes on those retirees most affected by this change.

     The agreement acknowledges that healthcare for formerly represented retirees will no longer be a required subject of future bargaining between the company and its unions.

     Wage Increases: This contract calls for wage increases of 16.28 percent compounded over the life of the agreement. It also calls for a $1,000 ratification bonus payable in January 2005.

     Improved Competitiveness and New Installer Jobs: To enable the company to more successfully compete for installation projects in the United States, the company and unions have created a market-based framework for new installation jobs.

     Also Lucent agreed to improve the job security for its existing represented installation workforce.

     “I want to thank the union and company negotiators who worked hard to resolve the challenging issues and create a contract that is good for our employees and the business. I also want to thank the mediators from the Federal Mediation and Conciliation Service who assisted us so ably in these negotiations,” Craviso said.

About Lucent Technologies

     Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit http://www.lucent.com.

Risk Related to Forward Looking Statements

This new release contains forward-looking statements about our expectations for our future performance and costs related to the tentative national agreement with the CWA and the IBEW, including costs related to retiree healthcare and the amount of our future cash flow requirements to fund these costs. These forward-looking statements are based upon various assumptions and factors, including numerous actuarial assumptions and our success in receiving legislative relief for maintenance of costs requirements. We cannot give assurance that these actuarial assumptions will ultimately be accurate or that we will be able to obtain the necessary legislative relief. Accordingly, actual results could differ materially from those suggested by the information in this news release. Information about other factors that could affect our future results are addressed in our SEC filings, including our filings on Forms 10-K, 10-Q, and 8-K.